CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the accompanying Post-Effective Amendment to the Registration Statement on Form N-1A of the DGHM All-Cap Value Fund and the DGHM Small Cap Value Fund (each a series of shares of beneficial interest of DGHM Investment Trust), of our report dated April 29, 2010 on the financial statements and financial highlights included in the February 28, 2010 Annual Report to the Shareholders of the DGHM All-Cap Value Fund.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and “Independent Registered Accounting Firm” in the Statement of Additional Information.

                            BBD, LLP

Philadelphia, Pennsylvania
June 25, 2010